EXHIBIT 5.4

CONSENT OF RONALD G. SIMPSON

The undersigned hereby consents to the use of its name and reference to the written disclosure of the technical report titled “Technical Report Aley Carbonatite Niobium Project” dated March 29, 2012 and any extracts from or a summary of the technical report in the preliminary base shelf prospectus of Taseko Mines Limited dated November 15, 2012 (including the documents incorporated by reference therein) (the “Prospectus”) and the Registration Statement of Taseko Mines Limited on Form F-10, dated November 15, 2012 (the “Registration Statement”).

Date:  November 15, 2012

By:

/s/ Ronald G. Simpson
Ronald G. Simpson, P. Geo